Exhibit 99.2

MELINTA THERAPEUTICS, INC.

INDEX TO UNAUDITED FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017
Page(s)
Condensed Consolidated Balance Sheets	2
Condensed Consolidated Statements of Operations	3
Condensed Consolidated Statements of Cash Flows	4
Notes to Unaudited Condensed Consolidated Financial Statements	5 to 20

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,193	$11,409
Receivables	7,525	454
Inventory	5,997	—
Prepaid expenses and other current assets	2,304	3,226

Total current assets	28,019	15,089

Property and equipment, net	1,538	1,101
Restricted cash	200	—
Intangible assets	7,500	—
Other assets	903	444

TOTAL ASSETS	$38,160	$16,634

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$12,443	$5,136
Accrued expenses	16,310	6,360
Notes payable, current portion	—	11,075
Accrued interest on note payable	275	174
Preferred stock warrants	339	674

Total current liabilities	29,367	23,419

LONG-TERM LIABILITIES:
Notes payable, net of current	38,887	12,647
Convertible promissory notes (See Note 3)	73,101	45,127
Deferred revenues	10,008	9,008
Accrued notes payable exit fee	319	1,050
Other long-term liabilities	—	491

Total long-term liabilities	122,315	68,323

COMMITMENTS AND CONTINGENCIES
CONVERTIBLE PREFERRED STOCK:
Total convertible preferred stock (See Note 6)	217,220	218,343

STOCKHOLDERS’ DEFICIT:
Common stock, $0.001 par value; 350,000,000 shares authorized; 1,161,583 and 1,291,526 shares issued and outstanding at December 31, 2016 and September 30, 2017, respectively	1	1
Additional paid-in capital	223,137	220,291
Accumulated deficit	(553,880)	(513,743)

Total stockholders’ deficit	(330,742)	(293,451)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$38,160	$16,634

The accompanying notes are an integral part of these condensed consolidated financial statements.

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUE:
License	$—	$—	$19,905	$—
Contract research	3,191	—	9,728	—

Total revenue	$3,191	$—	$29,633	$—
OPERATING EXPENSES:
Research and development	10,884	9,888	37,876	33,489
Selling, general and administrative	10,304	4,114	25,976	14,824

Total operating expenses	21,188	14,002	63,852	48,313

Loss from operations	(17,997)	(14,002)	(34,219)	(48,313)

OTHER INCOME (EXPENSE), NET:
Interest income	7	7	25	24
Interest expense	(2,381)	(1,156)	(5,765)	(2,928)
Loss on early extinguishment of debt	—	—	(607)	—
Change in fair value of tranche assets and liabilities	—	—	—	(1,313)
Change in fair value of warrant liability	701	436	335	845
Other income	34	49	95	135

Total other expense, net	(1,639)	(664)	(5,917)	(3,237)

NET LOSS	$(19,636)	$(14,666)	$(40,136)	$(51,550)

Accretion of convertible preferred stock dividends	(5,720)	(5,335)	(17,161)	(15,782)

Net loss attributable to common stockholders	$(25,356)	$(20,001)	$(57,297)	$(67,332)

Net loss per share attributable to common stockholders, basic and diluted	$(19.63)	$(19.94)	$(45.26)	$(67.13)

Weighted-average shares, basic and diluted	1,292	1,003	1,266	1,003

The accompanying notes are an integral part of these condensed consolidated financial statements.

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,136)	$(51,550)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	368	380
Change in fair value of tranche assets and liabilities	—	1,313
Loss on early extinguishment of debt	607	—
Non-cash interest expense	4,174	1,069
Stock-based compensation	1,628	1,851
Change in fair value of warrant liability	(335)	(845)
Loss on disposal of assets	14	—
Write-off of deferred equity financing costs	—	969
Changes in operating assets and liabilities:
Tax credit receivable	35	82
Other receivables	(7,106)	(11)
Inventory	(5,997)	—
Prepaid expenses and other current assets	922	(1,611)
Accrued interest on notes payable	101	—
Accounts payable	7,303	1,192
Accrued expenses	4,278	(1,372)
Deferred revenues	1,000	—
Other non-current assets and liabilities	(459)	615

Net cash used in operating activities	(33,603)	(47,918)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(791)	(444)
Purchases of intangible assets	(3,500)	—

Net cash used in investing activities	(4,291)	(444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible preferred stock	—	13,625
Payment of preferred stock issuance costs	—	(9)
Proceeds from the issuance of notes payable	40,000	—
Proceeds from the issuance of convertible notes payable	24,526	27,845
Proceeds from the exercise of stock options	95	—
Repayment of notes payable	(24,503)	(2,717)
Fees paid upon repayment of notes payable	(1,240)	—

Net cash provided by financing activities	38,878	38,744

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	984	(9,618)
CASH, CASH EQUIVALENTS AND RESTRICED CASH, beginning of the year	11,409	30,158

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of the period	$12,393	$20,540

Supplemental cash flow information:
Cash paid for interest	$1,376	$1,852
Cash received from exchange of state tax credits	$142	$207
Supplemental non-cash flow information:
Accrued purchases of intangible assets	$4,000	$—
Accrued purchases of fixed assets	$15	$14
Accrued notes payable issuance costs	$1,156	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

MELINTA THERAPEUTICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Melinta Therapeutics, Inc. (the “Company” or “Melinta”), a Delaware corporation, was formed in October 2000. Melinta is a commercial-stage biopharmaceutical company developing new antibiotics to overcome drug-resistant, life-threating infections. The Company has a commercially ready product, Baxdela®, which is being advanced for acute bacterial skin and skin structure infections (“ABSSSI”) and other serious infections. The Company also has a proprietary drug discovery platform, enabling a unique understanding of how antibiotics combat infection and has generated a pipeline spanning multiple phases of research and clinical development. In June 2017, Melinta received approval from the U.S. Food and Drug Administration (“FDA”) to sell Baxdela for the treatment of adults with ABSSSI.

On August 8, 2017, Melinta entered into a definitive agreement to merge with a subsidiary of Cempra, Inc. (“Cempra”) in an all-stock transaction (the “Merger”). The Merger closed on November 3, 2017. In connection with the closing of the Merger, Cempra issued shares of Cempra common stock to Melinta’s former stockholders such that Melinta’s former stockholders now own approximately 52% of the combined company, and the Cempra stockholders own approximately 48% of the combined company. Upon closing, the combined company was renamed Melinta Therapeutics, Inc. See Note 12 for additional discussion of the Merger.

These unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In accordance with U.S. GAAP requirements for interim financial statements, these condensed consolidated financial statements do not include certain information and note disclosures that are normally included in annual financial statements prepared in conformity with U.S. GAAP. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014, and the notes thereto filed with the SEC on Form 8-K on December 5, 2017 (“2016 Annual Report”). In the opinion of the Company, the condensed consolidated financial statements contain all adjustments (which are of a normal, recurring nature) necessary to present fairly, in all material respects, the financial position as of September 30, 2017, and the results of operations and cash flows for the three and nine months ended September 30, 2017 and 2016, in conformity with U.S. GAAP. Interim results may not be indicative of results that may be realized for the full year.

The Company has incurred losses from operations since its inception and had an accumulated deficit of $553,880 as of September 30, 2017. In addition, at September 30, 2017, the Company had $73,101 of outstanding convertible promissory notes, including accrued interest, and $40,000 of outstanding principal balance of notes payable. The Company expects to incur substantial expenses and further losses in the foreseeable future for the research, development, and commercialization of its product candidates. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. And while Melinta had an excess of $155,000 cash on hand at the closing of the Merger, the Company will need to fund its operations through public or private equity offerings, debt financings, or corporate collaborations and licensing arrangements. There can be no assurance that the Company will be able to raise the capital it requires on favorable terms, in sufficient amounts or at all. The accompanying financial statements have been prepared on a going-concern basis and do not include any adjustments that might result from the outcome of these uncertainties. During the nine months ended September 30, 2017, the Company raised $84,525 through equity and debt financing and licensing activities. Of that, $40,000 was a new debt arrangement that replaced the debt arrangement in place at December 31, 2016. See Note 3 for additional discussion.

Significant Accounting Policies

Revenue Recognition—The Company recognizes revenue under Accounting Standards Codification (“ASC”) 605, Revenue Recognition. In Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2016, the

Company disclosed that it was expecting to adopt Accounting Standards Update 2014-09, Revenue From Contracts With Customers, as amended (“ASU 2014-09”), as of January 1, 2017. Subsequent to the issuance of those financial statements, the Company amended its planned adoption date for ASU 2014-09 to January 1, 2018 to align the adoption date of ASU 2014-09 with that of Cempra.

The Company’s revenue arrangements consist of licensing and collaboration revenue related to non-refundable upfront fees, reimbursement of research and development expenses, milestone payments and royalties on future product sales by the licensee. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative selling prices of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed and revenue recognized.

Milestone payments are recognized when earned, provided that the milestone event is substantive and there is no ongoing performance obligation related to the achievement of the milestone earned. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments the Company may receive under a license agreement will be recognized when received.

See Note 8 for discussion related to revenue recognized under the Company’s licensing agreement signed in 2017.

The Company plans to adopt the guidance in Accounting Standards Update (“ASU”) 2014-09, Revenue From Contracts With Customers, on January 1, 2018, using the modified retrospective method. This pronouncement outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principle of the guidance is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To date, the Company has (1) performed an initial assessment of the its revenue streams; (2) substantially completed its inventory of all outstanding contracts; and (3) begun the process of applying the five-step model to those revenue streams and contracts to evaluate the quantitative and qualitative impacts the new statement will have on its business and reported revenues.

Restricted Cash—In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which clarifies guidance on the classification and presentation of restricted cash in the statement of cash flows. The ASU states that an entity (1) should include amounts deemed to be restricted cash in its cash and cash-equivalent balances in the statement of cash flows; (2) should present a reconciliation between the statement of financial position and statement of cash flows when the statement of financial position includes more than one line item for cash or cash equivalents; (3) must not present changes in restricted cash that result from transfers between unrestricted and restricted cash as cash flow activities in the statement of cash flows; and (4) must disclose information about material amounts of restricted cash. ASU 2016-18 is effective for public entities for fiscal years beginning after December 15, 2017, including interim periods, but allows for early adoption. The Company adopted this guidance as of January 1, 2017. Prior to 2017, the Company did not have any restricted cash balances. Accordingly, there was no retrospective impact from the adoption of this standard.

Inventory—Inventory is stated at the lower of cost or estimated net realizable value. The Company currently uses actual costing to determine the cost basis for its inventory. Inventory is valued on a first-in, first-out basis and consists primarily of third-party manufacturing costs, overhead and related transportation costs. The Company capitalizes inventory costs associated with its products upon regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed. The company reviews inventories on hand at least quarterly and records provisions for estimated excess, slow-moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value.

As of September 30, 2017, inventory on the Company’s balance sheet represented the cost of certain raw material and work-in-process inventory that the Company incurred after the FDA approval of Baxdela on June 19, 2017. At September 30, 2017, the Company had incurred other costs for manufacturing this inventory; however, such costs were incurred prior to the FDA approval of Baxdela and, therefore, were recognized as research and development expense in earlier periods. Consequently, profit margins reported from the initial sales of Baxdela will not be representative of margins the Company expects to achieve after the first commercial batches of inventory are consumed. Costs of drug product to be consumed in any current or future trials will continue to be recognized as research and development expense.

Intangible Assets— The Company’s intangible assets consisted of intellectual property rights acquired for currently approved products (“amortized intangibles”). All of the Company’s intangible assets were recorded in connection with post-approval milestones payable under the Company’s license agreements. The Company amortizes these intangible assets over their estimated useful lives, which correlates with the period of time over which the intangible assets are estimated to contribute to future cash flows. The Company amortizes finite-lived intangible assets using the straight-line method.

Industry Segment and Geographic Information—The Company operates in a single industry segment—the discovery and development of antibiotics for the treatment of drug-resistant, life threatening infections. The Company had no foreign-based operations during any of the periods presented. Although all of the revenue reported for the three and nine months ended September 30, 2017, was generated from an agreement with one company that is domiciled in Italy, Melinta did not operate in Italy, nor do we have any significant assets there. The contract research revenue was reimbursement for US-based research activities. See Note 8 for further discussion of the license and contract research revenue.

Business Combinations—In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business, which narrows the definition of a business and requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, which would not constitute the acquisition of a business. The guidance also requires a business to include at least one substantive process and narrows the definition of outputs. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt this guidance as of January 1, 2018. We do not expect the adoption will have a material impact on our condensed consolidated financial statements.

NOTE 2 – BALANCE SHEET COMPONENTS

Cash, Cash Equivalents and Restricted Cash—Cash, cash equivalents and restricted cash, as presented on the Statement of Cash Flows, consisted of the following (we did not have any restricted cash at September 30, 2016):

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$12,193	$11,409
Restricted cash	200	—

Total cash, cash equivalents and restricted cash shown in the Statement of Cash Flows	$12,393	$11,409

Prepaid and Other Current Assets—Prepaid and other current assets consisted of the following:

	September 30, 2017	December 31, 2016
Prepaid contracted services	$1,423	$2,483
Other prepaid expenses	881	743

Total prepaid and other current assets	$2,304	$3,226

Inventory—Inventory consisted of the following:

	September 30, 2017	December 31, 2016
Raw materials	$2,432	$—
Work in process	3,565	—

Total inventory	$5,997	$—

Property and Equipment, Net—Property and equipment, net consisted of the following:

	September 30, 2017	December 31, 2016
Laboratory equipment	$3,332	$3,332
Office equipment	575	434
Purchased software	860	932
Furniture and fixtures	390	219
Leasehold improvements	4,869	4,588
Assets in development	370	166

Gross property and equipment	10,396	9,671
Less-accumulated depreciation	(8,858)	(8,570)

Property and equipment, net	$1,538	$1,101

Depreciation expense relating to property and equipment was $113 and $125 for the three months ended September 30, 2017 and 2016, respectively, and $368 and $380 for the nine months ended September 30, 2017 and 2016, respectively.

Accrued Expenses—Accrued expenses consisted of the following:

	September 30, 2017	December 31, 2016
Accrued contracted services	$4,616	$2,564
Payroll related expenses	2,572	1,825
Professional fees	479	1,540
Accrued license milestone payments	4,000	—
Accrued other expenses	4,643	431

Total accrued expenses	$16,310	$6,360

Accrued contracted services are primarily composed of amounts owed to third-party clinical research organizations and contract manufacturers for research and development work performed on behalf of the Company. Accrued other expenses are primarily legal and other professional fees associated with the Merger.

Accrued expenses represent the Company’s best estimate of amounts owed through period-end, based on all information available. Such estimates are subject to change as additional information becomes available.

NOTE 3 – NOTES PAYABLE

The Company’s outstanding debt balances consisted of the following:

	September 30, 2017	December 31, 2016
Principal balance	$40,000	$24,502
Debt discount and deferred financing costs	(1,113)	(780)

Net balance	38,887	23,722
Less: current maturities, including deferred financing costs and debt discount	—	(11,075)

Long-term balance	38,887	12,647

Principal outstanding under Convertible Promissory Notes	68,636	44,111
Interest outstanding under Convertible Promissory Notes	4,465	1,016

Total Convertible Promissory Notes	73,101	45,127

Total long-term debt, net of current maturities	$111,988	$57,774

2014 Loan Agreement

In December 2014, the Company entered into the 2014 Loan Agreement with a lender pursuant to which it borrowed an initial term loan amount of $20,000. In December 2015, pursuant to the achievement of certain milestones with respect to the terms in the 2014 Loan Agreement, the Company borrowed an additional term loan advance in the amount of $10,000.

The Company was obligated to make monthly payments in arrears of interest only, at a rate of the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5% per annum, commencing on January 1, 2015, and continuing on the first day of each successive month thereafter through and including June 1, 2016. Commencing on July 1, 2016, and continuing on the first day of each month through and including June 1, 2018, the Company was to make consecutive equal monthly payments of principal and interest. All unpaid principal and accrued and unpaid interest with respect to the 2014 Loan Agreement were to be due and payable in full on June 1, 2018.

The loan was collateralized by substantially all of the Company’s assets, excluding its intellectual property. In connection with the 2014 Loan Agreement, the Company entered into a negative pledge arrangement in which the Company has agreed not to encumber its intellectual property. The Company paid a $195 facility fee at the inception of the loan, which was recorded as debt discount and was being recognized as additional interest expense over the term of the loan. Subject to certain limited exceptions, amounts prepaid in relation to the 2014 Loan Agreement were subject to a prepayment fee on the then outstanding balance of 3% in the first year, 2% in the second year, and 1% thereafter. In addition, upon repayment of the total amounts borrowed, the Company was required to pay an exit fee equal to 3.5% of the total of the amount borrowed. The amount of the exit fee was $1,050 as of both December 31, 2016 and 2015, and was recorded as a debt discount and included in non-current liabilities. The accrued exit fee was amortized as a non-cash component of interest expense over the term of the loan.

Under the terms of the 2014 Loan Agreement, the Company was subject to operational covenants, including limitations on the Company’s ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. The Company was subject to a covenant that required specified minimum levels of liquidity, which commenced July 1, 2015 and was initially $13,000, subject to reduction or termination upon the achievement of certain milestones. In April 2016, the minimum liquidity financial covenant was reduced to $5,000, and in December 2016, it was eliminated altogether.

2017 Loan Agreement

On May 2, 2017, the Company entered into a Loan and Security Agreement with a new lender (the “2017 Loan Agreement”). Under the 2017 Loan Agreement, the lender has made available to the Company up to $80,000 in debt financing and up to

$10,000 in equity financing. The Company is eligible for up to four tranches of debt, each under a separate promissory note, of $30,000, $10,000, $20,000 and $20,000. No amounts under any of the tranches were available to the Company until after the New Drug Application (“NDA”) approval of Baxdela, on June 19, 2017. In addition, the availability of the third tranche is subject to the modification of certain of the Company’s license agreements to ensure the new lender’s rights under the 2017 Loan Agreement (the “License Modification”). The Company has not yet attained the License Modification, and it can give no assurances it will actually occur. Subject to the contingencies referenced previously, after the funding of the first tranche of $30,000, the Company has the right to draw the second and third tranches through the earlier of the 18-month anniversary of the funding of the first tranche and December 31, 2018. In addition to the NDA approval and License Modification, the fourth tranche is available only upon the successful achievement of certain sales milestones on or prior to September 30, 2019 (such sales milestones can be extended to December 31, 2019, if certain conditions are met). Each note has its own maturity date of seven years after the respective promissory note’s funding date.

The 2017 Loan Agreement bears an annual interest rate equal to the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5%. The Company is also required to pay the lender an end of term fee upon the termination of the arrangement. If the outstanding principal is at or below $40,000, the 2017 Loan Agreement requires interest-only monthly payments for 18 months from the funding of the first tranche, at which time the Company has the option to pay the principal due or convert the outstanding loan to an interest plus royalty-bearing note. If, at any time, the principal exceeds $40,000 under the 2017 Loan Agreement, the promissory notes automatically convert to an interest plus royalty arrangement. Under this arrangement, the lender will receive a royalty, based on net sales, of between 1.02% and 2.72% depending on the balance of notes outstanding. Specifically, the royalty is 1.02% for the first tranche, 0.34% for the second tranche, 0.68% for the third tranche and 0.68% for the fourth tranche. These additional payments will be applied to either accrued interest or principal based on stated rates of return that vary with time. The principal for each note must be repaid by the seventh anniversary of the respective promissory note, along with end-of-term fees that vary with time. There are no financial covenants under the agreement; however, the Company is obligated to provide certain financial information each month, quarter and fiscal year. The loan is collateralized by substantially all of the Company’s assets.

Under the terms of the 2017 Loan Agreement, the lender has the right to participate in future debt or equity financings of the Company totaling $10,000. The lender committed to $5,000 of this investment upon the funding of the first loan advance, in the form of any other debt or equity securities issued by the Company on or prior to the funding of the first tranche of the 2017 Loan Agreement.

On June 28, 2017, the Company drew the first tranche of financing under the 2017 Loan Agreement, the gross proceeds of which were $30,000. The Company used the proceeds to retire a loan entered into in 2014, including payment of outstanding principal and a $1,050 exit fee. In connection with the retirement of the 2014 Loan Agreement, the Company recognized $607 as a loss on the extinguishment of debt, which was comprised of unamortized debt discounts of $417 and prepayment penalties and fees of $190. Net proceeds under the 2017 Loan Agreement were $9,995 after the retirement of the 2014 Loan Agreement (including the exit fee) and other debt settlement fees of $190. In August 2017, Melinta drew the second tranche of financing, receiving $10,000. As of September 30, 2017, the $40,000 was recorded as a long-term note payable, offset by debt issuance costs. The Company is amortizing the debt issuance costs of $1,156 over the seven-year term of the first tranche. In addition, the Company is accreting the $1,750 end-of-term fee as additional interest expense over the period between the draw of the tranches and December 27, 2018; this end-of-term fee would become due if the Company were to repay the total outstanding balance under the 2017 Loan Agreement prior to its conversion into an interest plus royalty-bearing note. On June 30, 2017, the Company received the committed $5,000 investment and issued a Convertible Promissory Note to the Company’s lender under the terms of the May 2017 Notes (discussed above).

In September 2017, Melinta entered into an amendment to the 2017 Loan Agreement (the “Amendment”) to allow for a short-term bridge option for the $20,000 third tranche of the financing arrangement. Under the Amendment, Melinta may draw the third tranche in multiple installments of either $5,000 or $10,000. If Melinta draws and repays amounts under the third tranche by

December 31, 2017, the third tranche again becomes available under the original terms of the 2017 Loan Agreement. If the Company does not repay the amounts drawn under the third tranche before December 31, 2017, then all outstanding instruments under the 2017 Loan Agreement may convert into the interest plus royalty arrangement. The Amendment was conditional on Melinta being a private company; the Merger effectively canceled the Amendment. As of December 5, 2017, the Company had not drawn any amounts under the Amendment.

Convertible Promissory Notes

In July 2016, the Company entered into an agreement with certain of its investors to issue $20,000 in Convertible Promissory Notes (the “July Notes”), under which it issued $10,000 in July 2016 and $10,000 in August 2016. In September 2016, the Company entered into an additional agreement with these investors to issue an additional $19,990 in Notes (the “September Notes”), under which it issued $7,845 in September 2016, $2,150 in October and $9,995 in November 2016.

Both the July Notes and the September Notes (collectively, “the Notes”), are unsecured and subordinated in right of payment to the 2014 Loan Agreement and bear an annual interest rate of 8%. Under the terms of the Notes, if the Company completes a preferred stock or common stock financing prior to June 2, 2018, all outstanding principal and accrued interest will automatically convert into shares of the stock issued in the financing based on the price per share of the financing. If the Company does not complete an equity financing prior to June 2, 2018, the note holders have the right to demand repayment of principal and accrued interest or convert all outstanding principal and accrued interest into shares of Series 4 preferred stock at the Series 4 preferred stock price per share of $1.044687. In addition, the September Notes include the right, at the discretion of the investors, to purchase, at fair value, certain assets of the Company using some or all of the September Notes, and other compensation, to complete the purchase.

In January 2017, the Company entered into an agreement with certain investors to issue an additional $18,194 in Convertible Promissory Notes (the “January 2017 Notes”). The January 2017 Notes are unsecured and subordinated in right of payment to the 2017 Loan Agreement and bear an annual interest rate of 8%. The terms of the January 2017 Notes are similar to those of notes previously issued in 2016; however, in the event of an IPO (the definition of which includes a reverse merger), the January 2017 Notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received advanced funding of $4,120 related to the January 2017 Notes in December 2016, and it received $1,945, $6,065 and $6,065 in January 2017, February 2017 and April 2017, respectively.

In May 2017, the Company entered into a new agreement with certain investors to issue additional Convertible Promissory Notes up to $16,353 (the “May 2017 Notes”). The May 2017 Notes are unsecured and subordinated in right of payment to the 2017 Loan Agreement and bear an annual interest rate of 8%. The terms of the May 2017 Notes are similar to those of the January 2017 Notes, including, in the event of an IPO (the definition of which includes a reverse merger), the May 2017 Notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received $5,451 in May 2017 under these notes. The Company also received $5,000 for a Convertible Promissory Note issued under the 2017 Loan Agreement.

On November 3, 2017, in connection with the Merger, all of the Convertible Promissory Notes, with accumulated interest, were exchanged for 3,766,311 shares of Cempra common stock.

NOTE 4 – INTEREST EXPENSE

Interest expense for the three and nine months ended September 30, 2017 and 2016, consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash interest expense	$705	$605	$1,591	$1,859
Noncash interest expense	1,676	551	4,174	1,069

Total interest expense	$2,381	$1,156	$5,765	$2,928

NOTE 5 – FAIR VALUE MEASUREMENTS

The provisions of the accounting standard for fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The transaction of selling an asset or transferring a liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant who holds the asset or owes the liability. Therefore, the objective of a fair value measurement is to determine the price that would be received when selling an asset or paid to transfer a liability (an exit price) at the measurement date. This standard classifies the inputs used to measure fair value into the following hierarchy:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3—Unobservable inputs for the asset or liability.

The following table lists the Company’s assets and liabilities that are measured at fair value and the level of inputs used to measure their fair value at September 30, 2017.

	As of September 30, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$1,815	$—	$—	$1,815

Total assets at fair value	$1,815	$—	$—	$1,815

Liabilities:
Preferred stock warrants	$—	$—	$339	$339

Total liabilities at fair value	$—	$—	$339	$339

The preferred stock warrants were valued using a Black-Scholes option-pricing model and Level 3 unobservable inputs. The significant unobservable inputs include the value of the Company’s convertible preferred stock, the risk-free interest rate, remaining contractual term, and expected volatility. Significant increases or decreases in any of these inputs in isolation would result in a significantly different fair value measurement. An increase in the risk-free interest rate, and/or an increase in the remaining contractual term or expected volatility, would result in an increase in the fair value of the warrants.

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the nine months ended September 30, 2016 (there were no Level 3 assets during the nine months ended September 30, 2017):

Level 3 Assets	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at September 30, 2016
Preferred stock tranche assets	$1,313	$—	$(1,313)	$—	$—	$—

Total assets at fair value	$1,313	$—	$(1,313)	$—	$—	$—

The following tables summarize the changes in fair value of the Company’s Level 3 liabilities for the nine months ended September 30, 2017 and 2016:

Level 3 Liabilities	Fair Value at December 31, 2016	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at September 30, 2017
Preferred stock warrants	$(674)	$—	$335	$—	$—	$(339)

Total liabilities at fair value	$(674)	$—	$335	$—	$—	$(339)

Level 3 Liabilities	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at September 30, 2016
Preferred stock warrants	$(1,456)	$—	$845	$—	$—	$(611)

Total liabilities at fair value	$(1,456)	$—	$845	$—	$—	$(611)

NOTE 6 – CONVERTIBLE PREFERRED STOCK

Under the Company’s amended and restated certificate of incorporation, the Company’s convertible preferred stock was recorded at fair value as of the date of issuance, net of issuance costs. Outstanding convertible preferred stock as of September 30, 2017, and December 31, 2016, consisted of the following:

	As of September 30, 2017
	Shares		Carrying	Liquidation
	Designated	Outstanding	Values	Preference
Series 1 Convertible Preferred Stock	9,090,635	9,090,635	$1,034	$19,371
Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	4,677,457

Total Series 2-A Convertible Preferred Stock	25,459,302	25,459,302	16,716	26,771

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,346,310

Total Series 2-B Convertible Preferred Stock	67,055,437	67,055,437	48,625	115,067

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	89,955
Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	17,306
Series 4 Convertible Preferred Stock	68,000,000	67,603,974	73,729	83,109

Total Convertible Preferred Stock	255,093,725	253,315,374	$217,220	$351,579

	As of December 31, 2016
	Shares		Carrying	Liquidation
	Designated	Outstanding	Values	Preference
Series 1 Convertible Preferred Stock	9,363,187	9,363,187	$1,433	$18,822
Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	5,107,484

Total Series 2-A Convertible Preferred Stock	25,889,329	25,889,329	17,027	25,683

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,919,846

Total Series 2-B Convertible Preferred Stock	67,628,973	67,628,973	49,038	112,254

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	84,863
Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	16,326
Series 4 Convertible Preferred Stock	67,603,974	67,603,974	73,729	78,405

Total Convertible Preferred Stock	255,973,814	254,591,489	$218,343	$336,353

During the nine months ended September 30, 2017, the Company purchased and retired Convertible Preferred Stock for approximately 100 dollars, as follows:

Security	Number of Shares Repurchased
Series 1 Convertible Preferred Stock	272,552
Series 2-A(2) Convertible Preferred Stock	430,027
Series 2-B(2) Convertible Preferred Stock	573,536

Total	1,276,115

The carrying value of the retired shares was $1,123, which approximated the gain on the retirement of the shares. This gain was recorded as a credit to Additional Paid-in Capital.

On November 3, 2017, in connection with the Merger, all outstanding Convertible Preferred Stock, with accumulated interest, was exchanged for 7,638,816 shares of Cempra common stock.

NOTE 7 – STOCK-BASED COMPENSATION

A summary of the stock option activity for the nine months ended September 30, 2017, under the 2001 Stock Option and Incentive Plan (“2001 Plan”) and the 2011 Equity Incentive Plan (“2011 Plan”) is presented in the table below:

	2001 Plan		2011 Plan
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding as of January 1, 2017	210	$1,196.55	26,033,257	$0.62
Granted	—		7,977,355	$0.48
Exercised/released	—		(131,899)	$0.72
Forfeited	(4)	$1,261.72	—
Expired	(88)	$1,417.67	(3,060,036)	$0.51

Outstanding as of September 30, 2017	118	$1,029.45	30,818,677	$0.59
Exercisable as of September 30, 2017	118	$1,029.45	16,031,640	$0.59

Exercisable and expected to vest as of September 30, 2017	118	$1,029.45	30,818,677	$0.59

Stock-Based Compensation—The Company uses a Black-Scholes option-pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option-pricing model requires the use of the subjective assumptions in order to determine the fair value of stock-based awards.

The weighted-average assumptions used to value stock option grants awarded during the nine months ended September 30, 2017 and 2016, were as follows:

	Nine Months Ended September 30,
	2017	2016
Risk-free interest rate	1.96%	1.49%
Weighted-average volatility	75.4%	66.60%
Expected term - employee awards (in years)	6.0	6.0
Forfeiture rate	0.00%	0.00%
Dividend yield	—	—

Stock-based compensation reported in the Company’s statements of operations for the three and nine months ended September 30, 2017 and 2016, was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Research and development	$176	$231	$447	$840
Selling, general and administrative	372	347	1,181	1,011

Total stock-based compensation expense	$548	$578	$1,628	$1,851

No related tax benefits associated with stock-based compensation expense has been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total aggregate unrecognized stock-based compensation cost for the 2001 Plan and 2011 Plan was $0 and $5,044, respectively. The unrecognized stock-based compensation will be recognized over a weighted-average period of 2.7 years.

In August 2017, Melinta’s board of directors authorized an increase in the common shares available for grant under the 2011 Plan to 35,000,000 (an increase of 2,835,014 shares). All options under the 2001 Plan and 2011 Plan converted to 732,499 options to purchase post-merger shares of Melinta Therapeutics, Inc. upon the successful closing of the merger on November 3, 2017, based upon the terms of the merger agreement.

NOTE 8 – LICENSE AGREEMENTS

In February 2017, the Company executed a license agreement with A. Menarini Industrie Farmaceutiche Riunite S.r.l. (“Menarini”), a leading pharmaceutical company in western Europe, under which the Company licensed rights to commercialize Baxdela in certain European, Asia-Pacific (except for Japan) and other rest-of-world territories (the “Agreement”). Pursuant to the terms and conditions of the Agreement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in the licensed territories, and the Company is entitled to receive regulatory, commercial and sales-based milestones as well as sales-based royalties on future net sales of Baxdela. In addition, Menarini and the Company agreed to share jointly in the future development cost of Baxdela. The Company received $19,905 upon the execution of the Agreement. Going forward, the Company will receive reimbursement for 50% of the costs incurred for efforts to expand the applicable indications for Baxdela, and it may receive up to approximately €90,000 for regulatory, commercial and sales-based milestones as well as sales-based royalties on future sales of Baxdela.

At the time the agreement was entered into, the Company identified two deliverables: the delivery of the Baxdela license to Menarini and the right to a related sublicense. While the Company is also providing development services in connection with the expansion of applicable indications for Baxdela, the Company is under no obligation to perform such services. In the event that the Company performs development services related to other indications of Baxdela, Menarini has the option to obtain the results of such services by reimbursing the Company for 50 percent of its related costs, and the Company has determined that Menarini’s option is not priced at a significant and incremental discount. To the extent that the Company is reimbursed for development services, such amounts will be recognized separately from the initial license.

The agreement also states a separate Supply Agreement will be entered into at a future date under which Menarini will purchase Baxdela products from the Company until it can commence its own manufacturing. The pricing of Baxdela products under the Supply Agreement will not be at a significant, incremental discount. And, under the terms of the agreement, the Company is entitled to receive up to approximately €90,000 for regulatory, commercial and sales-based milestones as well as royalties on future sales of Baxdela. As the Company has completed all of its performance obligations under the agreement during the first quarter of 2017, the Company will recognize any future milestone payment received as revenue when Menarini achieves the milestone.

For immediate use of the license and right to the sublicense, Menarini is able to leverage the information contained within the Baxdela NDAs, which were filed by Melinta with the FDA in October 2016 for ABSSSI, to prepare the regulatory filings in the licensed territories. And, while the FDA approval was received in June 2017, regulatory approval in many of the licensed territories is not contingent upon U.S. FDA approval. The Company recognized $19,905, the consideration that was fixed and determinable at the inception of the agreement, upon delivery of the license and right to the sublicense in the first quarter of 2017, and the Company will recognize revenue associated with the development services as they are provided to Menarini. In the nine months ended September 30, 2017, the Company recognized revenue totaling $9,728 related to the development services. Of the $9,728, the Company has received $2,858 in cash payments; the balance of $6,870 is recorded in Receivables as of September 30, 2017.

In connection with the Agreement, the Company paid Wakunaga $1,590, which was credited toward the Company’s future payment obligations to Wakunaga under the license agreement the Company has with Wakunaga for certain intellectual property underlying

Baxdela. This expense was recorded in general and administrative expense, which is where the Company records all expenses related to intellectual property that are generated by events and activities outside the Company’s research and development activities. In this case, the payment was triggered by the receipt of upfront licensing fees from Menarini.

Receiving FDA approval of Baxdela triggered milestones of $6,000 and $1,500 due to Wakunaga and CyDex Pharmaceuticals, Inc. (now a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as Ligand), respectively. Melinta paid $2,000 to Wakunaga and $1,500 to Ligand in June 2017. The remaining $4,000 due to Wakunaga is recorded in Accrued Expenses and will be paid in the next nine months.

Melinta has a distribution and supply agreement with Eurofarma, which gives Eurofarma the right to seek approval for and commercialize Baxdela in Brazil. In August 2017, Melinta and Eurofarma entered into an amendment to the distribution and supply agreement to extend the licensed territory to substantially all of Central America and South America for consideration of $1,000 (the “Amendment”). Because the Amendment did not significantly change the nature of the deliverables under the arrangement, management concluded that it did not constitute a material modification of the original arrangement. As such, the $9,000 of deferred revenue recorded in connection with the original agreement is appropriately deferred as of September 30, 2017 as the Company has not yet commenced commercial supply of Baxdela for the territory (Brazil).

In addition, because the Amendment was negotiated at arms’ length, it was deemed to be a separate arrangement from the original contract. The Amendment has multiple elements, including the delivery of the license and the exclusive supply of Baxdela with respect to the licensed territories. The Company concluded that there was no standalone value for the delivered license in the amendment; accordingly, the consideration was recorded as deferred revenue as of September 30, 2017. We will commence recognition of the revenue when we begin to deliver under the supply agreement.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of September 30, 2017, and December 31, 2016, the Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

In May 2017, in connection with the commercial launch of Baxdela in early 2018, the Company entered into a fleet agreement with Automotive Rentals, Inc. (“ARI”) under which it will lease vehicles for certain field-based employees. Under the fleet agreement, each vehicle will be leased under a separate agreement for a term of up to four years. In connection with the fleet agreement, in June 2017 the Company issued to ARI a $200 letter of credit, which auto-renews annually. As of September 30, 2017, the Company had vehicles under lease with annual minimum lease payments totaling approximately $70. The Company has completed its analysis of the leases, and because (i) the Company has no right to purchase the vehicles at any time, (ii) the future minimum lease payments are less than 90% of the fair value of the vehicles at the time of lease and (iii) the Company’s use of the vehicles does not exceed 75% of the vehicles useful lives, the Company has determined that they are operating leases under current GAAP. Accordingly, the Company is recognizing the lease payments as expense as incurred.

Legal Proceedings

As discussed in Note 12, on November 3, 2017, the Company merged with Cempra, Inc. in a business combination. Prior to the merger, on November 4, 2016, a securities class action lawsuit was commenced in the United States District Court for the Middle District of North Carolina, Durham Division, naming Cempra, Inc. (now known as Melinta Therapeutics, Inc.) (for purposes of this Legal Proceedings section, “Cempra”) and certain of Cempra’s officers as defendants, and alleging violations of the Securities Exchange Act of 1934 in connection with allegedly false and misleading statements made by the defendants between May 1, 2016 and November 1, 2016 (the “Class Period”). The plaintiff seeks to represent a class comprised of purchasers of Cempra’s common stock during the Class Period and seeks damages, costs and expenses and such other relief as determined by the Court. Two substantially similar lawsuits were filed in the United States District Court, Middle District of North Carolina on November 22, 2016 and December 30, 2016, respectively, seeking to assert claims on behalf of all purchasers of Cempra’s common stock from July 7, 2015 through December 29, 2016, inclusive. Pursuant to the Private Securities Litigation Reform Act, on July 6, 2017, the court consolidated the three lawsuits into a single action and appointed a lead plaintiff and co-lead counsel in the consolidated case. On August 16, 2017, the plaintiffs in the case filed a consolidated amended complaint. On September 29, 2017, the defendants in the case filed a motion to dismiss the consolidated amended complaint. On November 13, 2017, the plaintiffs in the case filed an opposition to the defendants’ motion to dismiss the consolidated amended complaint. Cempra believes it has meritorious defenses and intends to defend the lawsuits vigorously. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On December 21, 2016, a shareholder derivative lawsuit was commenced in the North Carolina Durham County Superior Court, naming certain of Cempra’s former and current officers and directors as defendants and Cempra as a nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and corporate waste. A substantially similar lawsuit was filed in the North Carolina Durham County Superior Court on February 16, 2017. The complaints are based on similar allegations as asserted in the putative securities class action described above, and seek unspecified damages and attorneys’ fees. Both cases were served and transferred to the North Carolina Business Court as mandatory complex business cases. The Business Court has consolidated the two derivative cases into a single action and appointed lead counsel in the consolidated case. On July 6, 2017, the court entered an order staying the consolidated action pending resolution of the putative securities class action.

On August 3, 2017, a shareholder derivative lawsuit was commenced in the Court of Chancery of the State of Delaware, naming certain of Cempra’s former and current officers and directors as defendants and Cempra as nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, and corporate waste. The complaint is based on similar allegations as asserted in the putative securities class action described above, and seeks unspecified damages and attorneys’ fees. On October 23, 2017, the defendants in the case filed a motion to dismiss the complaint, which was supported by an opening brief filed on November 9, 2017. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On September 15, 2017, a shareholder derivative lawsuit was commenced in the United State District Court for the Middle District of North Carolina, Durham Division, naming certain of Cempra’s former and current officers and directors as defendants and Cempra as nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, corporate waste, and alleged violation of Section 14(a) of the Exchange Act. The complaint is based on similar allegations as asserted in the putative securities class action described above, and seeks unspecified damages and attorneys’ fees. On December 1, 2017, the parties filed a joint motion seeking to stay the shareholder derivative lawsuit pending resolution of the putative securities class action. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On September 27, 2017, a putative class action complaint was filed against Cempra and the members of its board of directors on behalf of the public stockholders of Cempra in the United States District Court for the Middle District of North Carolina. The complaint alleges that the preliminary proxy statement issued in connection with the proposed merger between Cempra and Melinta Therapeutics, Inc. (now known as Melinta Subsidiary Corp.) (for purposes of this Legal Proceedings section, “Melinta”) omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the preliminary proxy statement false and misleading. Among other remedies, the action sought to enjoin the merger unless and until additional disclosures are provided, damages, and attorneys’ fees. Cempra believes that the action is without merit and that certain supplemental disclosures to the preliminary proxy statement made by Cempra have rendered the action moot. Nevertheless, counsel for plaintiff may file an application seeking recovery of attorneys’ fees.

On October 6, 2017, a putative class action complaint was filed against Cempra and the members of its board of directors on behalf of the public stockholders of Cempra in the United States District Court for the Middle District of North Carolina. The complaint, filed after a definitive proxy statement was issued on October 5, 2017 in connected with the proposed merger between Cempra and Melinta alleges that the preliminary proxy statement omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the preliminary proxy statement false and misleading. The Complaint also asserted a claim under Section 20(a) of the Exchange Act against Melinta. Among other remedies, the action sought enjoin the merger unless and until additional disclosures are provided, damage and attorneys’ fees. Cempra and Melinta believe that the action is without merit and that certain supplemental disclosures to the preliminary proxy statement made by Cempra have rendered the action moot. Nevertheless, counsel for plaintiff may file an application seeking recovery of attorneys’ fees.

Other than as described above, Cempra is not a party to any legal proceedings and is not aware of any claims or actions pending or threatened against Cempra. In the future, Cempra might from time to time become involved in litigation relating to claims arising from its ordinary course of business.

Other than as described above, Melinta is not a party to any legal proceedings and is not aware of any claims or actions pending or threatened against Melinta. In the future, Melinta might from time to time become involved in litigation relating to claims arising from its ordinary course of business.

NOTE 10 – BENEFIT PLAN

The Company has a 401(k) Plan in which all of the Company’s employees are eligible to participate. Each year, although not required, the Company may make matching contributions to the 401(k) Plan. The Company made contributions of $105 and $65 for the three months ended September 30, 2017 and 2016, respectively, and $334 and $261 for the nine months ended September 30, 2017 and 2016, respectively.

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company uses various software tools in the research and development discovery process. These tools are licensed at market rates from a company owned by Dr. William Jorgensen. Dr. Jorgensen is a founder of the Company and is the spouse of the Company’s Chief Scientific Officer. The Company paid fees of $40 to Dr. Jorgensen’s company during the three and nine months ended September 30, 2017. The Company paid fees of $43 to Dr. Jorgensen’s company during the nine-month period ended September 30, 2016; it did not pay any fees during the three months ended September 30, 2016.

Dr. Thomas Koestler is the Company’s Chairman of the Board and is employed by the Company’s lead investor. Dr. Koestler received compensation for his role in the amount of $38 and $113 for the three and nine month periods ended September 30, 2017, and $38 and $113 for the three- and nine-month periods ended September 30, 2016, respectively.

The Company issued Convertible Promissory Notes to certain of its investors. See Note 3 for discussion of these notes.

NOTE 12 – MERGER

On August 8, 2017, Melinta entered into a definitive agreement to merge with a subsidiary of Cempra, Inc. (“Cempra”) in an all-stock transaction. On August 8, 2017, Melinta stockholders adopted the merger agreement and approved the merger and related transactions, and on September 6, 2017, Melinta stockholders approved the merger agreement amendment, adopted the merger agreement, as amended, and approved the merger and related transactions, pursuant to the terms of the merger agreement, as amended. The Cempra shareholders approved the merger in a meeting on November 3, 2017. On November 3, 2017, the merger closed.

On November 3, 2017, in connection with the closing of the merger, each outstanding share of Melinta’s common stock (including shares of Melinta common stock issued upon the conversion, immediately prior to the effective time of the Merger, of Melinta’s then-outstanding convertible notes and preferred stock) automatically converted into the right to receive 0.0229 shares of Cempra’s common stock. At the effective time of the Merger, each outstanding option, whether or not vested, to purchase Melinta common stock and each outstanding warrant to purchase Melinta common stock or Melinta preferred stock unexercised prior to the effective time of the Merger was converted into an option or warrant to purchase post-merger common stock. Immediately after the Merger, pre-closing Melinta stockholders owned, on a fully-diluted basis as calculated under the treasury stock method, approximately 52% of post-merger common stock and pre-closing Cempra stockholders owned approximately 48% of post-merger common stock.

NOTE 13 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date that these financial statements were available for issuance, or December 5, 2017. Any significant events that occurred after September 30, 2017, have been presented in other notes to these September 30, 2017, financial statements and are identified as subsequent events.

On November 28, 2017, Melinta entered into the acquisition agreement with The Medicines Company under which Melinta will acquire a group of antibiotic drug businesses of The Medicines Company and certain other assets known, collectively, as the Infectious Disease Businesses (“IDB”). Melinta will pay $165,000 in cash and common stock with a fair value of $55,555 at the time of the closing and will be committed to further payments of $25,000 each on the 12- and 18-month anniversaries of the closing date. In addition, Melinta will be obligated to make contingent milestone and sales-based royalty payments to The Medicines Company based on future events. The Company expects that this transaction will close in the first quarter of 2018.

In connection with the Acquisition, Melinta received commitment letters for both a new financing agreement, the Senior Secured Credit Facility (the “Credit Facility”) and $30,000 in additional equity financing from existing investors. The Credit Facility will provide up to $240,000 in debt and equity financing, with a term of six years. The lender will initially make $190,000 of the total $240,000 financing available. The interest rate on the debt portion of this initial financing will be 11.75%. The additional $50,000 of debt is available after the Company has achieved certain revenue thresholds, and, if drawn, will bear an interest rate of 14.75%. The Credit Facility will also provide for the lender to obtain a warrant for the purchase of Melinta common stock. Details of the Credit Facility and equity financing arrangement were not final as of the date of this report. The proceeds of these arrangements will be used to fund the Acquisition, retire the 2017 Loan Agreement, and fund continuing operations of the Company.